UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2011

SCRIPPS NETWORKS INTERACTIVE, INC.

(Exact name of Registrant as specified in its charter)

Ohio	1-34004	61-1551890
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

312 Walnut Street Cincinnati, Ohio		45202
(Address of principal executive offices)		(Zip code)

(513) 824-3200

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 12, 2011, Scripps Networks Interactive, Inc. (“Scripps”), through its wholly-owned subsidiary, Southbank Media Ltd., entered into a sale and purchase agreement (the “SPA”) and related agreements with Flextech Broadband Limited (“Flextech”), a wholly-owned subsidiary of Virgin Media Inc. (“Virgin Media”), as well as with other Virgin Media entities. Pursuant to the SPA, Scripps will acquire Virgin Media’s 50 percent interest in its UKTV joint venture with BBC Worldwide Limited. Scripps will pay approximately £239 million to purchase Virgin Media’s 50-percent common equity interest in UKTV and also will pay about £100 million to acquire the outstanding preferred stock and debt owed by UKTV to Virgin Media (consideration totaling approximately $550 million). The consideration is subject to certain post-closing adjustments.

Completion of the transaction is subject to certain conditions, including approval of the Irish Competition Authority and the expiry of the waiting period pursuant to the Irish Competition Act 2002 as well as the written approval of the Jersey Competition Regulatory Authority. The parties expect the transaction to close by the end of the year. If one or both of the regulatory conditions have not been met or waived by February 12, 2012, any party may terminate the SPA by giving five business days’ written notice to the other parties.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated August 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCRIPPS NETWORKS INTERACTIVE, INC.

Date: August 18, 2011	By:	/s/ Joseph G. NeCastro
Joseph G. NeCastro
Chief Administrative Officer and Chief Financial Officer

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